Exhibit 99(a)(14)

Offer to Purchase

Any and All 10.25% Series A Preferred Shares
of
QUANTA CAPITAL HOLDINGS LTD.

at
$22.50 NET PER SHARE
by
QCH ACQUISITION LTD.,
a wholly owned subsidiary of
QUANTA CAPITAL HOLDINGS LTD.

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, AUGUST 10, 2007, UNLESS EXTENDED.

July 19, 2007

To Our Clients:

Enclosed for your consideration are a Supplement, dated July 19, 2007 (the ‘‘Supplement’’) to the Offer to Purchase and Proxy Statement, dated July 11, 2007 (together with the Supplement and as may be further amended or supplemented from time to time, the ‘‘Offer to Purchase’’), and a related Letter of Transmittal (as amended or supplemented from time to time, the ‘‘Letter of Transmittal’’ which, together with the Offer to Purchase, collectively constitute the ‘‘Offer’’) in connection with the offer by QCH Acquisition Ltd., an exempted company limited by shares incorporated in Bermuda (‘‘Purchaser’’), and a wholly owned subsidiary of Quanta Capital Holdings Ltd., an exempted company limited by shares incorporated in Bermuda as a holding company (‘‘Quanta’’), to purchase all the issued and outstanding 10.25% Series A Preferred Shares, par value $0.01 per share, of Quanta (the ‘‘Preferred Shares’’), upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of the Preferred Shares held for your account. A tender of such Preferred Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Preferred Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Preferred Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.    The tender price is $22.50 per Preferred Share, net to you in cash (subject to applicable withholding taxes), without interest.

2.    The Offer is being made for any and all outstanding Preferred Shares.

3.    The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, Friday, August 10, 2007, unless extended (‘‘Expiration Date’’).

4.    Unless waived, the Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the Expiration Date at least a majority of the issued Preferred Shares and (ii) the approval of a proposed amendment to Quanta’s Certificate of Designation of its Preferred Shares, as described in the Offer to Purchase.

5.    Tendering holders of Preferred Shares will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Preferred Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Preferred Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Preferred Shares previously tendered pursuant to the Offer to Purchase and Proxy Statement dated July 11, 2007 and the related Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer. Holders of Preferred Shares who have validly tendered and not withdrawn their Preferred Shares are not required to take any further action with respect to such Preferred Shares in order to receive the offer price of $22.50 per Preferred Share if Preferred Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. Holders of Preferred Shares who have not already tendered their Preferred Shares should disregard the materials previously delivered and use the materials accompanying the Supplement.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Preferred Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Preferred Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Preferred Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Friedman, Billings, Ramsey & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase
Any and All 10.25% Series A Preferred Shares
of
Quanta Capital Holdings Ltd.

The undersigned acknowledge(s) receipt of your letter and the Supplement, dated July 19, 2007 (the ‘‘Supplement’’) to the Offer to Purchase and Proxy Statement, dated July 11, 2007 (together with the Supplement and as may be further amended or supplemented from time to time, the ‘‘Offer to Purchase’’), and a related Letter of Transmittal (as amended or supplemented from time to time, the ‘‘Letter of Transmittal’’ which, together with the Offer to Purchase, collectively constitute the ‘‘Offer’’) in connection with the offer by QCH Acquisition Ltd., an exempted company limited by shares incorporated in Bermuda and a wholly owned subsidiary of Quanta Capital Holdings Ltd., an exempted company limited by shares incorporated in Bermuda as a holding company (‘‘Quanta’’), to purchase all the issued and outstanding 10.25% Series A Preferred Shares, par value $0.01 per share, of Quanta (the ‘‘Preferred Shares’’), upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender the number of Preferred Shares indicated below (or, if no number is indicated below, all Preferred Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Preferred Shares to be tendered:

                                                                                                                                                 Preferred Shares*

Taxpayer Identification or Social Security Number

Dated:

*	Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account are to be tendered.

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